Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated September 23, 2005, with respect to the balance sheet of Western Refining, Inc., and our report dated September 23, 2005, with respect to the financial statements of Western Refining Company, L.P. in the Registration Statement on Form S-1 (Registration No. 333-128629), as amended, declared effective on January 18, 2006, which has been incorporated by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of Western Refining, Inc. for the registration of 4,312,500 shares of Common Stock.
/s/ Ernst & Young
Dallas, Texas
January 18, 2006